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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                             REQUEST FOR WITHDRAWAL



                               QUIDEL CORPORATION
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             (Exact name of registrant as specified in its charter)


             Delaware                                      94-2573850
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(State of incorporation or organization)                (I.R.S. Employer
                                                       Identification No.)

  10165 McKellar Court, San Diego, CA                         92121
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(Address of principal executive offices)                    (Zip Code)




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                       REQUEST FOR WITHDRAWAL OF FORM 8-A

         Pursuant to the instructions of the Securities and Exchange Commission (the "Commission"), Quidel Corporation (the "Company") hereby requests that the Commission withdraw the Form 8-A filed by the Company on January 13, 1997 (File No. 011-12651), which the Company inadvertently filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Act"). The Company will re-file the Form 8-A with the Commission pursuant to Section 12(g) of the Act.

         The Company has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  January 14, 1997                    QUIDEL CORPORATION


                                           By:   /s/ STEVEN C. BURKE
                                                 ------------------------------
                                                 Steven C. Burke
                                                 Vice President-Finance and
                                                 Administration and Chief
                                                 Financial Officer